Exhibit 23.1

                              CONSENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANTS

Harmony Holdings, Inc.
Minneapolis, Minnesota

         We have issued our report dated February 8, 2000, except for Note 7 dated March 17, 2000 and Notes 2 and 14 dated September 8, 2000 accompanying the consolidated financial statements and schedule included in the Annual Report of Harmony Holdings, Inc. on Form 10-K for the year ended December 31, 1999. Our report contains an explanitory paragraph regarding Harmony Holdings, Inc.'s ability to continue as a going concern. We hereby consent to the incorporation by reference of said report in the Registration Statement of iNTELEFILM on Form S-4 (File No. 333-38474).


BDO SEIDMAN, LLP
Milwaukee, Wisconsin

September 26, 2000

















                                         36